SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2013

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Except as set forth in this Form 8-K, USA Technologies, Inc. (“USAT”) has never calculated certain adjustments to the conversion price of USAT’s series A convertible preferred stock (“Preferred Stock”) required to be made under Section 4(C)3(c)(i) of the USAT Articles of Incorporation (“Articles”). These adjustments to the conversion price of the Preferred Stock do not affect the conversion rate of any accrued and unpaid dividends on the Preferred Stock or the liquidation preference of or redemption price for the Preferred Stock. Further, these adjustments will not result in any restatement of USAT’s financial statements and are not anticipated to have a material effect on USAT’s financial statements for the fiscal year ending June 30, 2013.

The Articles provide that each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, into that number of shares of USAT’s common stock (the "Common Stock") as is determined by dividing $1.00 by the conversion price for the Preferred Stock in effect at the time of conversion (the "Conversion Price"). The Articles provide that the Conversion Price is subject to adjustment to reflect the prior reverse splits of the Common Stock as well as the further adjustments described in Section 4(C)3(c)(i). Section 4(C)3(c)(i) requires that the Conversion Price shall be reduced from time to time to reflect certain issuances by USAT of Common Stock or securities convertible into, or exercisable for, shares of Common Stock at a sales, conversion or exercise price that is less than the Conversion Price in effect at the time of any such issuance.

As of April 16, 2013, the record date of USAT’s annual meeting of shareholders scheduled to be held on June 21, 2013, the Conversion Price is $5.1592, each share of Preferred Stock is convertible into .1938 of a share of Common Stock ($1.00 divided by $5.1592), and each share of Preferred Stock is entitled to .1938 of a vote on all matters on which the holders of Common Stock are entitled to vote. The 445,063 shares of Preferred Stock issued and outstanding as of April 16, 2013 would be convertible into an aggregate of 86,253 shares of Common Stock, and would be entitled to an aggregate of 86,253 votes on all matters on which the holders of Common Stock are entitled to vote.

The Articles provide that any accrued and unpaid dividends on the Preferred Stock shall be convertible into shares of Common Stock at the time of conversion of the underlying share of Preferred Stock into Common Stock. As of the date hereof, the accrued and unpaid dividends on the Preferred Stock of $11,596,324 would be convertible into 11,596 shares of Common Stock at the rate of $1,000 per share of Common Stock. The conversion rate for the accrued and unpaid dividends is not affected by any of the adjustments required to be made to the Conversion Price under Section 4(C)3(c)(i) of the Articles.

Section 4(C)2 of our Articles provides that each share of Preferred Stock is entitled to a liquidation preference in an amount equal to $10.00 plus all accrued and unpaid dividends thereon. As of the date hereof, the liquidation preference for all of the Preferred Stock is $16,046,954, or $36.05 per share. The liquidation preference is not affected by any of the adjustments required to be made to the Conversion Price under Section 4(C)3(c)(i) of the Articles.

Section 4(C)6 of the Articles provides that USAT may redeem the Preferred Stock at any time for an amount per share equal to $11.00 plus all accrued and unpaid dividends thereon. As of the date hereof, the redemption price for all of the Preferred Stock would be $16,492,017, or $37.05 per share. The redemption price is not affected by any of the adjustments required to be made to the Conversion Price under Section 4(C)3(c)(i) of the Articles.

The foregoing description of the Articles or Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our Articles which are filed hereto as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

3.1       Amended and Restated Articles of Incorporation of the Company filed on January 26, 2004 (Incorporated by reference to Exhibit 3.1.20 to Form 10-QSB filed on February 12, 2004).

3.1.1    First Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 17, 2005 (Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078).

3.1.2    Second Amendment to Amended and Restated Articles of Incorporation of the Company filed on December 13, 2005 (Incorporated by reference to Exhibit 3.1.2 to Form S-1 Registration Statement No. 333-130992).

3.1.3    Fourth Amendment to Amended and Restated Articles of Incorporation of the Company filed on July 25, 2007 (Incorporated by reference to Exhibit 3.1.3 to Form 10-K filed September 24, 2008).

3.1.4    Fifth Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 6, 2008. (Incorporated by reference to Exhibit 3.1.4 to Form 10-K filed September 24, 2008).

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: May 20, 2013	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer